                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                FairMarket, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    305158107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]      Rule 13d-1(b)

         [_]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)






















*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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----------------------                                     -------------------
CUSIP NO. 305158107           SCHEDULE 13G                  PAGE 2 OF 4 PAGES
----------------------                                     -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON.
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      At Home Corporation     77-0408542
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Corporation
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              3,485,500
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,485,500
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,485,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       12.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO
------------------------------------------------------------------------------


                               Page 2 of 4 pages



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----------------------                                     -------------------
CUSIP NO. 305158107           SCHEDULE 13G                  PAGE 3 OF 4 PAGES
----------------------                                     -------------------
Item 1.

               (a)  Name of Issuer:
                    --------------
                    FairMarket, Inc.

               (b)  Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    500 Unicorn Park Drive
                    Woburn, MA 01801

Item 2.

               (a)  Name of Person Filing:
                    ---------------------

                    At Home Corporation


               (b)  Address of Principal Business Office:
                    ------------------------------------

                    450 Broadway St.
                    Redwood City, CA 94063

               (c)  Citizenship:
                    -----------

                    Delaware Corporation


               (d)  Title of Class of Securities:
                    ----------------------------

                    Common Stock


               (e)  CUSIP Number:

                    ------------
                    305158107

Item 3.

Item 4.        Ownership.

               (a)  Amount beneficially owned:
                    -------------------------

                    3,485,500

               (b)  Percent of class:
                    ----------------

                    12.0%


               (c)  Number of shares as to which the person has:
                    -------------------------------------------

                    (i)  Sole power to vote or to direct the vote: 3,485,500

                    (ii) Shared power to vote or to direct the vote: -0-

                    (iii)Sole power to dispose or to direct the disposition of:
                         3,485,500

                    (iv) Shared power to dispose or to direct the disposition
                         of: -0-


Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.

               Not Applicable

                               Page 3 of 4 pages

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----------------------                                       -------------------
CUSIP NO. 305158107              SCHEDULE 13G                 PAGE 4 OF 4 PAGES
----------------------                                       -------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

               Not Applicable

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable

Item 9.        Notice of Dissolution of Group.

               Not Applicable

Item 10.       Certifications.

               Not Applicable


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002                  By:      /s/ Dan Brush
                                              -------------------------------





                               Page 4 of 4 pages